EXHIBIT 99.1

Contact: Paul Dickard (Media Contact)
         (201) 573-3120

         Joseph Fimbianti (Analyst Contact)
         (201) 573-3113

Ingersoll-Rand to Sell its Engineered Solutions Business to Timken

Hamilton, Bermuda, October 16, 2002 -- Ingersoll-Rand Company Limited (NYSE:IR), a leading diversified industrial firm, today announced that it has agreed to sell its Engineered Solutions business to The Timken Company for approximately $840 million. The purchase price consists of $700 million in cash and $140 million in Timken common stock.

The sale, which is subject to government regulatory approvals and debt and equity financing, is targeted to close by the end of the first quarter of 2003. The sale of certain French operations, including Nadella S.A., is subject to an offer to purchase and to required consultation procedures with the relevant French works councils.

Engineered Solutions comprises Ingersoll-Rand's worldwide operations relating to precision bearings and motion-control components and assemblies, and includes the Torrington, Fafnir, Kilian, Nadella and IRB brands. It had 2001 revenues of $1.1 billion, employs approximately 10,500 people and operates 27 plants throughout the world.

Engineered Solutions had reported operating earnings of $63.8 million for the nine months ended September 30, 2002. In accordance with applicable accounting principles, the results of Engineered Solutions will be reclassified to discontinued operations for 2002 and preceding years.

"The Engineered Solutions business has been a strong contributor to Ingersoll-Rand's success," said Herbert L. Henkel, chairman, president and chief executive officer. "The business is a market leader with a strong cadre of dedicated, professional employees. I am confident that Engineered Solutions will continue its strong performance, which will be significantly enhanced by being part of a company providing complementary products and solutions to global customers."

Salomon Smith Barney advised Ingersoll-Rand in this transaction.

This news release includes "forward-looking statements" that involve risks and uncertainties, which could cause actual results to differ materially from those anticipated in the forward-looking statements. Economic conditions, regulatory approvals, availability of financing and other factors could impact Ingersoll-Rand or Timken and the timing or completion of the sale. Additional information regarding risk factors and uncertainties is detailed from time to time in the company's SEC filings, including but not limited to its report on Form 10-Q for the three months ended June 30, 2002.

Ingersoll-Rand is a leading innovation and solutions provider for the major global markets of Security and Safety, Climate Control, Industrial Solutions and Infrastructure. The company's diverse product portfolio encompasses such leading industrial and commercial brands as Schlage locks and security solutions; Thermo King transport temperature control equipment;


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Hussmann commercial and retail refrigeration equipment; Bobcat compact equipment; Club Car golf cars and utility vehicles; Torrington bearings and components; PowerWorks microturbines; and Ingersoll-Rand industrial and construction equipment. In addition, IR offers products and services under many more premium brands for customers in industrial and commercial markets. Further information on IR can be found on the company's web site at www.irco.com.



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